SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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LENNAR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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700 Northwest 107th Avenue
Miami, Florida 33172
(305) 559-4000
Notice of 2006 Annual Meeting of Stockholders
To the Stockholders of Lennar Corporation:
      This is to notify you that the 2006 Annual Meeting of Stockholders of Lennar Corporation will be held at our offices at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172 on Thursday, March 30, 2006, at 11:00 a.m. Eastern Time, for the following purposes:

1.	To elect two Directors to a term that expires at our 2009 Annual Meeting of Stockholders;

2.	To act on two stockholder proposals; and

3.	To act upon any other matter that may properly come to a vote at the meeting.
      Only stockholders of record at the close of business on February 6, 2006 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting.
      We cordially invite you to attend the annual meeting in person. However, whether or not you plan to attend the meeting in person, it is important that your shares are represented at the meeting. We ask that you either vote your shares or return the enclosed proxy card at your earliest convenience. You may revoke your proxy at any time before its use.

By Order of the Board of Directors

Mark Sustana
Secretary and General Counsel
Miami, Florida
February 28, 2006

Proxy Statement
Solicitation of Proxies
Record Date
Shares Outstanding and Voting Rights
Counting Votes
Voting Requirements
How to Vote
Revoking Your Proxy
Cost and Method of Solicitation
Principal Stockholders
Stock Ownership of Our Management
Board of Directors
Biographical Information about Our Director Nominees and Other Current Directors
Corporate Governance
Director Compensation
Executive Compensation
Compensation Committee Interlocks And Insider Participation
Performance Graph
Compliance with Section 16(a) of the Exchange Act
Related Party Transactions
Independent Registered Public Accounting Firm
Report of the Audit Committee
Proposal 1: Election of Directors
Proposal 2: Stockholder Proposal Regarding Declassifying the Board of Directors
Proposal 3: Stockholder Proposal Regarding Indexed Options
Other Matters
Stockholder Proposals and Nominations for Director
Stockholder Communication with the Board of Directors

700 Northwest 107th Avenue
Miami, Florida 33172
(305) 559-4000
2006 Annual Meeting of Stockholders
Proxy Statement
Solicitation of Proxies
      Our Board of Directors is soliciting the accompanying proxy in connection with matters to be considered at our 2006 Annual Meeting of Stockholders to be held at our offices at 700 Northwest 107th Avenue, Second Floor, Miami Florida 33172 on Thursday, March 30, 2006 at 11:00 a.m. Eastern time. The individuals named on the proxy will vote all shares represented by proxies in the manner designated or, if no designation is made, they will vote in accordance with the unanimous recommendation of our Board of Directors as follows:

(1)	FOR each of the two nominees for Director named in this proxy statement;

(2)	AGAINST each of the two stockholder proposals; and

(3)	In their best judgment with respect to other matters that properly come to a vote at the meeting.
The individuals acting as proxies will not vote shares that are the subject of a proxy card on a particular matter if the proxy card instructs them to abstain from voting on that matter or to the extent the proxy card is marked to show that some of the shares represented by the proxy card are not to be voted.
Record Date
      Only stockholders of record at the close of business on February 6, 2006 will be entitled to notice of and to vote at this annual meeting or any adjournment of the meeting. We are mailing this proxy statement and the accompanying proxy card on or about February 28, 2006 to all stockholders of record on February 6, 2006.
Shares Outstanding and Voting Rights
      On February 6, 2006 we had two classes of voting stock outstanding, Class A common stock and Class B common stock. At February 6, 2006, 126,066,959 shares of Class A common stock were outstanding and 32,828,646 shares of Class B common stock were outstanding. Each outstanding share of Class A common stock entitles the holder to one vote. Each outstanding share of Class B common stock entitles the holder to ten votes.

Counting Votes
      The inspector of election appointed for the meeting will count the votes cast by proxy or in person at the annual meeting. A majority in voting power, and not less than one-third in number of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Our 401(k) plan provides that the trustee of the 401(k) plan will vote the shares of our common stock that are not directly voted by the participants. Abstentions and broker shares that are voted as to any matter at the meeting will be included in determining if a quorum is present or represented at the annual meeting. Brokers who hold shares in street name for customers have the authority under the rules of the New York Stock Exchange to vote on certain matters when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors. Shares for which brokers have not received instructions, and therefore are not voted with respect to a certain proposal are referred to as “broker non-votes.” Abstentions from voting on a proposal described in this proxy statement and broker non-votes will not affect the outcome of the vote on that proposal.
Voting Requirements
      Each Director will be elected by a plurality of the votes cast with regard to the election of Directors by the holders of shares of our Class A and Class B common stock, voting together as a single class. A majority of the votes cast by the holders of shares of our Class A and Class B common stock, voting together as a single class, is required to approve the stockholder proposal regarding declassifying the Board of Directors or the stockholder proposal regarding indexed stock options.
How to Vote
      To vote by mail:

(1)	Mark, sign and date your proxy card; and
(2)	Return your proxy card in the enclosed envelope.
      To vote over the Internet:

(1)	Have your proxy card available;
(2)	Log on to the Internet and visit the website noted on your proxy card;
(3)	Follow the instructions provided; and
(4)	Do not mail your proxy card.
      To vote by telephone:

(1)	Have your proxy card available;
(2)	Call the toll-free number listed on your proxy card;
(3)	Follow the recorded instructions; and
(4)	Do not mail your proxy card.
      To vote in person if you are a registered stockholder:

(1)	Attend our annual meeting;
(2)	Bring a valid photo identification; and
(3)	Deliver your completed proxy card or ballot in person.
      To vote in person if you hold in “street name” (through a bank or broker):

(1)	Attend our annual meeting;
(2)	Bring a valid photo identification; and
(3)	Obtain from your bank or broker a document that allows you to vote the shares held for your benefit, attach that document to your completed proxy card or ballot and deliver it in person.

Revoking Your Proxy
      You may revoke your proxy at any time before its use:

(1)	In person at the annual meeting;
(2)	By writing, delivered to our offices before the proxy is used; or
(3)	By a later-dated proxy delivered to our offices before the proxy is used.
Your presence at the meeting will not revoke your proxy, but if you attend the meeting and cast a ballot with regard to a matter, you will revoke your proxy as to that matter.
Cost and Method of Solicitation
      We will bear the cost of soliciting proxies. We are soliciting proxies by mail and, in addition, our Directors, officers and employees may solicit proxies personally or by telephone. We will not reimburse any Director, officer or employee for their solicitation. We will reimburse custodians, brokerage houses, nominees and other fiduciaries for the cost of sending proxy materials to beneficial owners.
Principal Stockholders
      The following table shows stock ownership information as of February 6, 2006 with respect to each of our stockholders who is known by us to be a beneficial owner of more than 5% of either class of our outstanding common stock. To our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

		Amount and Nature
		of Beneficial		Percent of
Name and Address of Beneficial Owner	Title of Class	Ownership		Class(5)

Stuart A. Miller(1)	Class B Common Stock	21,432,995	(2)	65.2%
700 Northwest 107th Avenue Miami, FL 33172

Hotchkis & Wiley Capital Management, LLC	Class B Common Stock	2,952,760	(3)	9.0%
725 South Figueroa Street, 39th Floor Los Angeles, CA 90017

Marsico Capital Management, LLC	Class A Common Stock	18,100,534	(4)	14.4%
1200 17th Street, Suite 1600 Denver, CO 80202

Hotchkis & Wiley Capital Management, LLC	Class A Common Stock	8,733,260	(3)	6.9%
725 South Figueroa Street, 39th Floor Los Angeles, CA 90017

(1)	Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold most of the limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 shares of Class B common stock reflected in this table.
(2)	Includes 75,090 shares of Class B common stock owned by Mr. Miller, options to purchase 43,929 shares of Class B common stock held by Mr. Miller, which are currently exercisable or that will become exercisable within sixty days after February 6, 2006, and 5,400 shares of Class B common stock that are deemed beneficially held by Mr. Miller under our Deferred Compensation Plan.
(3)	Based on the stockholder’s Schedule 13G, dated December 31, 2005.
(4)	Based on the stockholder’s Amendment No. 4 to Schedule 13G, dated December 31, 2005.
(5)	Percent of Class is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, based on the total issued and outstanding shares of the class indicated as of February 6, 2006.

Stock Ownership of Our Management
      Except as indicated below, the following table shows beneficial ownership information as of February 6, 2006 for (1) each of our current Directors, (2) each of the “named executive officers” who are listed in the “Summary Compensation Table” on page 13 of this proxy statement and (3) all of our current Directors and executive officers as a group. The share amounts and ownership percentages shown for each individual in the table include (1) shares of Class A or Class B common stock that are not currently outstanding but which the individual may acquire upon exercise of options held by that individual that are currently exercisable or will become exercisable within 60 days of February 6, 2006 and (2) shares of Class A or Class B common stock that the individual is deemed to beneficially own under our Deferred Compensation Plan. To our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Class of Common Stock

	Class A Common Stock			Class B Common Stock

	Amount and			Amount and
	Nature of			Nature of
	Beneficial		Percent of	Beneficial		Percent of
Name of Beneficial Owner	Ownership		Class(15)	Ownership		Class(15)

Irving Bolotin	120,053	(3)	*	19,288		*
Steven L. Gerard	10,028	(4)	*	850	(4)	*
Bruce E. Gross	286,878	(5)	*	37,383	(5)	*
Jonathan M. Jaffe	520,873	(6)	*	50,680	(6)	*
Craig M. Johnson(1)	127,722	(7)	*	13,916	(7)	*
R. Kirk Landon	27,300	(8)	*	2,380	(8)	*
Sidney Lapidus	184,409	(9)	*	17,996	(9)	*
Stuart A. Miller(2)	1,802,960	(10)	1.4%	21,432,995	(10)	65.2%
Hervé Ripault	6,580	(11)	*	600		*
Donna Shalala	5,500	(12)	*	200	(12)	*
Jeffrey Sonnenfeld	800		*	—		*
Robert J. Strudler	147,350	(13)	*	20,328	(13)	*
Directors and Officers as a Group (15 persons)	3,529,356	(1)(14)	2.8%	21,630,859	(1)(14)	65.7%

*	less than 1%

(1)	Mr. Johnson is one of our “named executive officers” for fiscal 2005. Mr. Johnson resigned as a Vice President of Lennar Corporation on January 12, 2006. He continues to serve as a Regional President for our company.
(2)	Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold most of the limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and therefore Mr. Miller has sole voting and dispositive power over these shares. Therefore, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 290,550 shares of Class A common stock and 104,262 shares of Class B common stock reflected in this table.
(3)	Includes options to purchase 2,500 shares of Class A common stock.
(4)	Includes, respectively, options to purchase 5,500 shares of Class A and 200 shares of Class B common stock.
(5)	Includes, respectively, options to purchase 104,498 shares of Class A and 5,949 shares of Class B common stock.

(6)	Includes, respectively, options to purchase 197,856 shares of Class A and 12,785 shares of Class B common stock; also includes, respectively, 108,000 shares of Class A and 10,800 shares of Class B common stock available under our Deferred Compensation Plan.
(7)	Includes, respectively, 7,200 shares of Class A and 720 shares of Class B common stock available under our Deferred Compensation Plan.
(8)	Includes, respectively, options to purchase 5,500 shares of Class A and 200 shares of Class B common stock.
(9)	Includes, respectively, options to purchase 5,500 shares of Class A and 200 shares of Class B common stock.

(10)	Includes, respectively, options to purchase 619,290 shares of Class A and 43,929 shares of Class B common stock; also includes, respectively, 54,000 shares of Class A and 5,400 shares of Class B common stock available under our Deferred Compensation Plan.
(11)	Includes options to purchase 3,500 shares of Class A common stock.
(12)	Represents, respectively, options to purchase 5,500 shares of Class A and 200 shares of Class B common stock.
(13)	Includes, respectively, options to purchase 36,000 shares of Class A and 3,600 shares of Class B common stock; also includes, respectively, 63,000 shares of Class A and 6,300 shares of Class B common stock available under our Deferred Compensation Plan.
(14)	Includes, respectively, options to purchase 1,157,146 shares of Class A and 77,963 shares of Class B common stock; also includes, respectively, 289,800 shares of Class A and 28,980 shares of Class B common stock available under our Deferred Compensation Plan.
(15)	Percent of Class is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, based on the total issued and outstanding shares of the class indicated as of February 6, 2006.

     Because each outstanding share of Class B common stock is entitled to ten votes and each outstanding share of Class A common stock is entitled to one vote, as of February 6, 2006, Mr. Miller has the power to cast 214,778,159 votes, which is 47.3% of the combined votes that can be cast by all the holders of Class A common stock and Class B common stock, and all of our Directors and executive officers as a group have the power to cast 217,133,399 votes, which is 47.8% of the combined votes that can be cast by all the holders of Class A common stock and Class B common stock. These amounts exclude shares of Class A and Class B common stock that are available under our Deferred Compensation Plan for Mr. Miller or our other executive officers, as such shares are deemed to be beneficially owned by, but cannot be voted by, Mr. Miller or our other executive officers. These amounts also exclude 188,171 shares of Class A common stock deemed to be beneficially owned by Mr. Miller as of February 6, 2006 that were issued to him after that date and will not be voted at the annual meeting.
Board of Directors
      Our Board of Directors is responsible for overseeing the management of our business. We keep Directors informed of our business at meetings and through reports and analyses presented to the Board of Directors and committees of the Board. Regular communications between the Directors and management also occur apart from meetings of the Board of Directors and committees of the Board.
      Our Board of Directors currently consists of nine members divided into three classes, with members of each class serving for staggered three-year terms. In September 2005, Dr. Jeffrey Sonnenfeld was appointed as an independent Director and our Board of Directors increased to a total of ten members. In January 2006, Mr. Steve Saiontz, who had served as a Director since 1990, resigned his directorship to pursue other business interests, resulting in our current nine-member Board. Also in January 2006, Mr. Hervé Ripault informed the Board that he will not stand for reelection to his directorship, which will end at the 2006 Annual Meeting. In connection with Mr. Ripault’s decision, our Board has determined to reduce the number of directors from nine to eight upon the expiration of Mr. Ripault’s term.

      The table below provides information about the nominees for Director as well as our other current Directors whose terms will continue after the 2006 Annual Meeting. Following the table we provide a brief biography of each of the Director nominees as well as our other current Directors whose term will continue after the 2006 Annual Meeting.

		Director	Term
Director Nominees	Age	Since	Expires

Steven L. Gerard	60	2000	2006
Sidney Lapidus	68	1997	2006

Other Current Directors

Irving Bolotin	73	1974	2007
R. Kirk Landon	76	1999	2007
Donna E. Shalala	65	2001	2007
Stuart A. Miller(1)	48	1990	2008
Jeffrey Sonnenfeld	50	2005	2008
Robert J. Strudler(1)(2)	63	2000	2008

(1)	Member of our Executive Committee.
(2)	Mr. Strudler serves as the Chairman of our Board of Directors.
     At our 2006 annual meeting, the persons named in the accompanying proxy will vote FOR the election of Steven L. Gerard and Sidney Lapidus, each to serve as a member of our Board of Directors for a term of three years, expiring at our 2009 Annual Meeting of Stockholders.
Biographical Information about Our Director Nominees and Other Current Directors
           Director Nominees
      Steven L. Gerard has served as a Director of our company since May 2000. Since October 2000, Mr. Gerard has served as the Chairman and Chief Executive Officer of CBIZ, Inc, a provider of outsourced business services to small and medium-sized companies. Before that, from July 1997 to October 2000, Mr. Gerard served as Chairman and Chief Executive Officer of Great Point Capital, Inc, an operations and financial consulting firm. Before that, from September 1992 to July 1997, Mr. Gerard served as Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc., and its successor, Ocean View Capital, Inc, a manufacturer of residential, commercial and industrial wire and cable products. Mr. Gerard is also a director of Fairchild Corporation, where he serves as a member of the Audit Committee, Timco Aviation Services, Inc. and Joy Global, Inc.
      Sidney Lapidus has served as a Director of our company since April 1997. Mr. Lapidus is a Managing Director and Senior Advisor of Warburg Pincus LLC, a private equity investment firm, and has been with Warburg Pincus since 1967. Mr. Lapidus currently serves as a director of Knoll, Inc. and The Neiman Marcus Group, as well as a number of non-profit organizations.
           Other Current Directors
      Irving Bolotin has served as a Director of our company since 1974. Mr. Bolotin is currently retired. From 1972 until his retirement in December 1998, Mr. Bolotin served as a Senior Vice President of our company. Mr. Bolotin also serves on the Board of Directors of Rechtien International Trucks, Inc.
      R. Kirk Landon has served as a Director of our company since January 1999. Since 1996, Mr. Landon has served as the President of The Kirk Foundation and President of The Kirk A. and Dorothy P. Landon Foundation. Since 1993, Mr. Landon has served as Chairman of Innovative Surveillance Technology, a provider of surveillance equipment. Since 2001, Mr. Landon has served as Chairman of Orange Clothing Company, a clothing manufacturing company. From 1983 until 2004, Mr. Landon served on the Board of

Trustees of Barry University. Mr. Landon currently serves on the Board of Trustees of Florida International University.
      Dr. Donna E. Shalala has served as a Director of our company since April 2001. Since June 2001, Dr. Shalala has served as the President of the University of Miami, a private higher-education institution, as well as a Professor of Political Science. Before that, from January 1993 until January 2001, Dr. Shalala served as the U.S. Secretary of Health and Human Services. Before that, from 1987 until 1993, Dr. Shalala served as a Professor of Political Science and Chancellor of the University of Wisconsin-Madison. Dr. Shalala also served as a Professor of Political Science and President of Hunter College from 1980 to 1987, and as Assistant Secretary of the Department of Housing and Urban Development during the Carter administration. A distinguished political scientist, she has served widely in the areas of education, urban housing and health policy. Dr. Shalala is also a director of Gannett Co., Inc. and UnitedHealth Group and a member of the Council on Foreign Relations.
      Stuart A. Miller has served as a Director of our company since April 1990 and has served as our President and Chief Executive Officer since April 1997. From 1997 until 2005, Mr. Miller served as the Chairman of the Board of LNR Property Corporation, a company that invests in commercial real estate and real estate-related securities, which was a former wholly-owned subsidiary of ours until it was spun-off in October 1997.
      Dr. Jeffrey Sonnenfeld has served as a Director of our Company since September 2005. Dr. Sonnenfeld has served as the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management for the Yale School of Management since 2001. In 1989, Dr. Sonnenfeld founded the Chief Executive Leadership Institute of Yale University, and he has served as its President since that time.
      Robert J. Strudler has served as the Chairman of our Board of Directors since December 2004. Before that, from May 2000 until December 2004, Mr. Strudler served as the Vice Chairman of our Board of Directors and our Chief Operating Officer. Before joining us, from May 1986 until May 2000, Mr. Strudler served as Chairman and Co-Chief Executive Officer of U.S. Home Corporation, a national homebuilder that we acquired in May 2000. From 1991 to 1994, Mr. Strudler served as Chairman of the High Production Home Builders Council of the National Association of Home Builders. In 2000, Mr. Strudler was inducted into the National Association of Home Builders Hall of Fame.
Corporate Governance
           Meeting Attendance
      Our Board of Directors normally meets quarterly, but holds additional meetings as required. Under our Corporate Governance Guidelines, each Director is required to attend substantially all meetings of the Board. During fiscal 2005, the Board of Directors met five times. Each Director attended at least 75% of the meetings of the Board of Directors held while that Director was serving on our Board, and at least 75% of the total number of meetings of each committee of the Board on which he or she was serving. All of the members of our Board attended last year’s annual meeting, except for Dr. Sonnenfeld who was not a member of our Board at the time of last year’s annual meeting.
           Independent Directors
      Our Board of Directors has unanimously determined that six of our Directors, Messrs. Bolotin, Gerard, Landon, Lapidus, Dr. Shalala and Dr. Sonnenfeld, who together constitute a majority of our Board of Directors, are “independent” Directors, pursuant to the Director Qualification Standards set forth in our Corporate Governance Guidelines, which are consistent with the New York Stock Exchange Corporate Governance Standards. In making this determination, the Board of Directors has affirmatively determined, considering broadly all relevant facts and circumstances regarding each independent Director, that none of the independent Directors has a material relationship with us (either directly, or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us), other than as a member of our Board of Directors.
      Mr. Lapidus serves as our Lead Director. In this capacity, Mr. Lapidus presides over Board meetings in the absence of our Chairman and presides at all meetings of our independent Directors. In connection with our regularly scheduled board meetings, our independent Directors regularly meet in executive sessions that exclude our non-independent Directors and management. Mr. Lapidus presides over these executive sessions.
      Any interested party who would like to discuss matters of concern with our Lead Director or independent Directors as a group may send correspondence to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172.
           Committees of the Board of Directors
      Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Executive Committee and an Independent Directors Committee. We provide information about each of these committees below.
           Audit Committee
      The Audit Committee consists of Messrs. Landon (Chairperson), Bolotin and Gerard. Our Board of Directors has determined that all the members of the Audit Committee are independent, and meet all other qualifications for service on our Audit Committee under the New York Stock Exchange Corporate Governance standards and the applicable rules of the Securities and Exchange Commission. Our Board of Directors has also determined that Mr. Gerard is an audit committee financial expert, as that term is defined in Regulation S-K under the Securities Exchange Act. The Audit Committee met twelve times during fiscal 2005.
      Our Board of Directors has adopted a charter for the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. Also, a copy of the Audit Committee Charter is attached as an appendix to this proxy statement. Under its charter, the principal functions of the Audit Committee are:

(1)	to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal auditors;

(2)	to prepare the report that appears in our annual meeting proxy statement; and

(3)	to provide an open line of communication among our independent registered public accounting firm, our internal auditors, our management and our Board of Directors.
      The Audit Committee’s responsibilities also include direct supervision of our internal auditors; selecting and determining the compensation of our independent registered public accounting firm; pre-approving all audit and non-audit services provided to us by our independent registered public accounting firm; meeting regularly with our independent registered public accounting firm, our management and our internal auditors; reviewing any issues regarding accounting or internal control over financial reporting, including any significant deficiencies in our internal control over financial reporting reported to the Audit Committee by our Chief Executive Officer or our Chief Financial Officer; and receiving and reviewing complaints regarding accounting, internal control over financial reporting or auditing matters, including anonymous submissions by employees and others regarding questionable accounting or auditing matters.

           Compensation Committee
      The Compensation Committee consists of Messrs. Gerard (Chairperson), Bolotin and Landon. Our Board of Directors has determined that all the members of the Compensation Committee are independent under the New York Stock Exchange Corporate Governance Standards. The Compensation Committee met two times during fiscal 2005.
      Our Board of Directors has adopted a charter for the Compensation Committee. A copy of the Compensation Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. Under its charter, the Compensation Committee’s principal functions are:

(1)	to recommend to the full Board of Directors the compensation of our principal executive officer;

(2)	to set compensation policies and review management decisions regarding compensation of our senior executives, other than our principal executive officer; and

(3)	to prepare the Compensation Committee Report that appears in our annual meeting proxy statement.
      In addition, the Compensation Committee makes recommendations to the Board of Directors regarding incentive-compensation plans and equity-based plans that will apply to our senior management.
           Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee consists of Dr. Shalala (Chairperson), Messrs. Bolotin, Ripault and Dr. Sonnenfeld. Mr. Ripault’s service on the committee will end when his directorship expires at our 2006 Annual Meeting. Our Board of Directors has determined that all the members of the Nominating and Corporate Governance Committee are independent under the New York Stock Exchange Corporate Governance Standards. The Nominating and Corporate Governance Committee met two times during fiscal 2005.
      Our Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. Under its charter, the principal functions of the Nominating and Corporate Governance Committee are:

(1)	to identify individuals qualified to serve on the Board;

(2)	to recommend the persons the Board should nominate for election at our annual meeting of stockholders;

(3)	to develop and recommend to our Board corporate governance guidelines applicable to us; and

(4)	to oversee the evaluation of the Board and management.
      The Nominating and Corporate Governance Committee identifies and evaluates director nominees from many sources, including nominees recommended by stockholders in accordance with the procedures described below. The Nominating and Corporate Governance Committee reviews the personal characteristics and professional competencies of director candidates with the Board members to ensure that the nominees selected are those best suited, from a corporate governance standpoint, to join our Board and oversee our strategies and operations.
      The Nominating and Corporate Governance Committee and the Board of Directors have determined that a Director should have the following characteristics, as set forth in our Corporate Governance Guidelines:

•	Ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	A history of conducting his/her own personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	Time availability for in-person participation and to be present at the annual meeting of stockholders;

•	Willingness to demand that our officers and employees insist upon honest and ethical conduct throughout the company;

•	Knowledge of, and experience with regard to at least some of the following: (a) real estate properties, loans and securities, including any lending and financing activities related thereto; (b) public company regulations imposed by the Securities and Exchange Commission and the New York Stock Exchange, amongst others; (c) portfolio and risk management; (d) the major geographic locations within which we operate; (e) sound business practices; and (f) accounting and financial reporting; and

•	If applicable, ability to satisfy the criteria for independence established by the Securities and Exchange Commission and the New York Stock Exchange, as they may be amended from time-to-time.
      The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. If a stockholder wishes to recommend a nominee for director, the stockholder should mail a recommendation to us containing the following information:

•	The recommending stockholder’s name and contact information;

•	The candidate’s name and contact information;

•	A brief description of the candidate’s background and qualifications;

•	The reasons why the recommending stockholder believes the candidate would be well suited for the Board;

•	A written statement by the candidate that the candidate is willing and able to serve on the Board;

•	A written statement by the recommending stockholder that the candidate meets the criteria established by the Board; and

•	A brief description of the recommending stockholder’s ownership of our common stock and the period during which such shares have been held.
      In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a stockholder, the Nominating and Corporate Governance Committee will consider, among other things, the appropriateness of adding another Director to the Board and the candidate’s background and qualifications. The Nominating and Corporate Governance Committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a stockholder, and may request an interview with the candidate. The Nominating and Corporate Governance Committee will not determine whether to recommend that the Board nominate a candidate until the Nominating and Corporate Governance Committee completes what it believes to be a reasonable investigation, even if the recommendation is delayed until after it is too late for the candidate to be nominated for election at a particular meeting of stockholders. When the Nominating and Corporate Governance Committee determines not to recommend that the Board nominate a candidate recommended by a stockholder, or the Board determines to nominate or not to nominate a candidate, the Nominating and Corporate Governance Committee will notify the recommending stockholder and the candidate of the determination.
           Executive Committee
      Our By-Laws provide that the Board of Directors may establish an Executive Committee, which has all authority to act on behalf of the Board of Directors, except as that power is limited by the corporate laws of the State of Delaware, where our company is incorporated, and except as our Board of Directors otherwise provides. During fiscal 2005, our Executive Committee consisted of Messrs. Miller, Saiontz and Strudler. Following Mr. Saiontz’s resignation from our Board in January 2006, Messrs. Miller and Strudler comprise the Executive Committee. The Executive Committee took action by unanimous written consent 89 times during fiscal 2005.

           Independent Directors Committee
      Our By-Laws require that an Independent Directors Committee review and approve certain ventures and transactions that we enter into with LNR Property Corporation (“LNR”) and significant transactions between LNR and us or any of our subsidiaries. Also, at the request of the full Board of Directors, the Chief Executive Officer or the Chief Financial Officer, the Independent Directors Committee may review or investigate any transaction or matter involving the company or any subsidiary of the company, whether or not the transaction or matter involves LNR. The Independent Directors Committee consists of Directors who are not employees of our company. Mr. Lapidus, our Lead Director, serves as Chairperson of the Independent Directors Committee. The Independent Directors Committee met four times during fiscal 2005.
           Code of Business Conduct and Ethics
      Our Code of Business Conduct and Ethics for our Directors, officers and employees is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us.
           Corporate Governance Guidelines
      Our Corporate Governance Guidelines are available on our website at www.lennar.com and are available in print to any stockholder who requests a copy from us.
      If you would like to request copies of any of our committee charters, our Code of Business Conduct and Ethics, or our Corporate Governance Guidelines, please send your request to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172.
Director Compensation
      On March 29, 2005, our Board of Directors approved a revised compensation program for our non-employee Directors. Under this program, non-employee Directors are paid annual fees of $50,000 per year, payable on a quarterly basis, 50% in cash and 50% in shares of our common stock. These shares will not be transferable (other than to the Director’s estate) until three years after the last day of the quarter in which the shares are issued. In addition to the annual fees, each non-employee Director will receive $3,000 for each board meeting and $1,000 for each committee meeting, other than Audit Committee meetings, attended in person (but only one fee for all Board or committee meetings attended on a single day), and $500 for each Board meeting and $250 for each committee meeting attended by teleconference. Audit Committee members receive an additional $3,000 and the Audit Committee Chairperson receives an additional $5,000 for each Audit Committee meeting attended. Audit Committee fees are paid in addition to fees for other meetings attended on the same day. A Director may elect to defer payment of both the cash and stock portion of fees until he or she no longer serves as a Director of our company, and may elect to receive the deferred payments in cash or in shares of our Class A common stock.
      In addition to the fees described above, each year, on the date of our annual meeting of stockholders, each non-employee Director receives options to purchase 2,500 shares of our Class A common stock at an exercise price equal to the fair market value of our Class A common stock on that date. These options become exercisable in full on the first anniversary of the grant date and expire on the third anniversary of the grant date.
      Our Lead Director receives an additional $15,000 per year for his services in that capacity.
      Directors who are also our employees receive no additional remuneration for their service as a Director.

Executive Compensation
Compensation Committee Report on Executive Compensation
      The following statement is furnished by the Compensation Committee of Lennar Corporation and is not incorporated by reference into any document that we file with the Securities and Exchange Commission.
      The Compensation Committee of the Board of Directors (the “Committee”) presents this report to describe the compensation procedures it applied with regard to the compensation of the Company’s executive officers for fiscal 2005, and the basis for the compensation of Stuart A. Miller, who served as the Company’s President and Chief Executive Officer (“CEO”) during fiscal 2005.
      The Committee reviews the compensation of the Company’s employees whose combined salary and bonus equals or exceeds $500,000. This review includes management’s recommendations as to salary, bonus and long-term, stock-based compensation for the upcoming year. Salaries for the Company’s employees are generally determined by considering the employee’s performance and prevailing levels of compensation in areas in which a particular employee works. Bonuses for employees are generally based on bottom-line profitability, return on capital or net assets, customer satisfaction, overall company growth, corporate governance, adherence to policies and procedures and other factors that vary depending on an employee’s responsibilities. The long-term compensation structure is intended to align the performance of the Company’s employees with the Company’s long-term performance for its stockholders.
      The Committee reviews in greater depth the compensation of the CEO and the Company’s four other most highly compensated executive officers. This review includes proposed salaries, bonuses and long-term, stock-based compensation. In November 2002, the Committee engaged an independent consulting firm, Hewitt Associates LLC, to conduct a study of the Company’s program for compensating its senior executives, including the CEO. This study compared the Company’s compensation levels both with that of other members of the homebuilding industry peer group, and with that of companies with revenues similar to the Company’s. The study analyzed salaries, bonuses and long-term, stock-based compensation. In September 2003, Hewitt Associates conducted a further analysis of the CEO’s compensation and in March 2005, Hewitt Associates conducted a further analysis of CEO bonus payments. The Committee considered the results of these studies as part of its determination as to what it believed would be a fair compensation program in view of the Company’s earnings, returns and other corporate goals.
      At a meeting in December 2004 and at subsequent meetings during fiscal 2005, the Compensation Committee reviewed Mr. Miller’s compensation. The Committee discussed the contributions Mr. Miller has made as the Company’s CEO, and his expected future contributions. The Committee decided that, as in past years, Mr. Miller’s bonus should be based on a percentage of the Company’s pre-tax earnings, with the percentage for 2005 depending on the Company’s return on capital (from 0.5% if return on capital is below 17% to a high of 1% if return on capital equals or exceeds 22%). However, in order to reach the maximum percentage of pre-tax earnings, a specified customer satisfaction rating and earnings per share must be achieved. Because in fiscal 2005, the Company’s return on capital exceeded 22% and the Company exceeded the customer satisfaction rating and earnings per share goals, the bonus percentage for fiscal 2005 was 1%, which is the maximum percentage that could have been achieved. This is the same percentage that was achieved in fiscal 2004. Because the Company’s pre-tax earnings grew from $1.5 billion in fiscal 2004 to $2.2 billion in fiscal 2005, Mr. Miller’s bonus eligibility increased from $15.2 million in 2004 to $21.8 million in 2005. Mr. Miller’s bonus is paid half in stock and half in cash. Mr. Miller and some of the Company’s other employees agreed with the Company to reduce their bonus payments in order to increase amounts available under the Company’s bonus pool. The amount by which Mr. Miller agreed to reduce his bonus was $250,000. Mr. Miller also received stock options and restricted stock that reward him on the basis of the Company’s long-term performance and benefit to the Company’s stockholders.

Compensation Committee:
Steven L. Gerard, Chairperson;
Irving Bolotin;
R. Kirk Landon

Summary Compensation Table
      The following table sets forth compensation information for each of our last three fiscal years with regard to our Chief Executive Officer and our other four most highly compensated executive officers during fiscal 2005, to whom we refer collectively as the “named executive officers.”

				Long-term Compensation

	Annual Compensation			Restricted	Securities
				Stock	Underlying		All Other
Name and Principal Position	Year	Salary($)	Bonus(1)($)	Awards($)(2)	Options(#)		Compensation(8)

Stuart A. Miller	2005	1,000,000	21,519,600	6,331,500	200,000		7,400
President and Chief	2004	1,000,000	15,190,700	—	400,000		7,500
Executive Officer	2003	1,000,000	12,070,500	—	400,000	(3)(4)	7,600
Robert J. Strudler(5)	2005	1,000,000	—	—	—		7,400
Chairman of our	2004	800,000	7,595,300	—	200,000		7,500
Board of Directors	2003	800,000	6,035,300	—	100,000	(3)(4)	7,600
Jonathan M. Jaffe(6)	2005	800,000	10,684,800	6,331,500	100,000		7,400
Vice President and	2004	600,000	5,012,900	—	150,000		7,500
Chief Operating Officer	2003	600,000	3,983,300	—	100,000	(3)(4)	7,600
Bruce E. Gross	2005	600,000	1,595,000	3,798,900	50,000		7,400
Vice President and	2004	550,000	1,320,000	—	100,000		7,500
Chief Financial Officer	2003	500,000	1,200,000	—	100,000	(3)(4)	7,600
Craig M. Johnson(7)	2005	330,000	792,000	633,150	10,000		7,400
Vice President	2004	320,000	768,000	—	20,000		7,500
	2003	305,000	654,000	—	60,000	(3)(4)	7,600

(1)	Annual bonus represents amount earned during the year. Actual payments may be made in stock or cash, with interest, over subsequent years.
(2)	The restricted stock granted in fiscal 2005 was valued based on the market price on the date of the grant. At November 30, 2005, a total of 724,000 restricted shares of our common stock, with an aggregate market value of $41,723,510 on that day, had been awarded to employees under our 2003 Stock Option and Restricted Stock Plan. The shares vest over four years. Holders of restricted shares are entitled to the dividends on the shares and can vote the shares. The restricted shares outstanding at November 30, 2005 included 100,000 shares for Stuart A. Miller (with a market value on that day of $5,768,000), 100,000 shares for Jonathan M. Jaffe (with a market value on that day of $5,768,000), 60,000 shares for Bruce E. Gross (with a market value on that day of $3,460,800) and 10,000 shares for Craig M. Johnson (with a market value on that day of $576,800).
(3)	Option amounts have been adjusted to give effect to our two-for-one stock split in January 2004.
(4)	Because of a stock dividend in 2003, upon exercise of these options, holders will also be entitled to receive one share of Class B common stock for each ten shares of Class A common stock for which the options are exercised.
(5)	During 2004, Mr. Strudler served as the Vice Chairman of our Board of Directors and the Chief Operating Officer of our company. Effective December 1, 2004, Mr. Strudler resigned these positions and accepted the position of Chairman of our Board of Directors.
(6)	During 2004, Mr. Jaffe served as a Vice President and as a Director of our company. He resigned his Directorship on June 22, 2004 and accepted the position of Chief Operating Officer of our company, effective December 1, 2004.
(7)	Mr. Johnson resigned as a Vice President of Lennar Corporation on January 12, 2006. He continues to serve as a Regional President for our company.
(8)	Consists of matching payments by us under the 401(k) aspect of our Employee Stock Ownership/401(k) Plan, term life insurance premiums paid by us and long-term disability insurance premiums paid by us as follows:

				Long-Term
		401(k)	Term Life	Disability
		Match($)	Insurance($)	Insurance($)

Stuart A. Miller	2005	6,300	600	500
	2004	6,100	900	500
	2003	6,000	900	700
Robert J. Strudler	2005	6,300	600	500
	2004	6,100	900	500
	2003	6,000	900	700
Jonathan M. Jaffe	2005	6,300	600	500
	2004	6,100	900	500
	2003	6,000	900	700
Bruce E. Gross	2005	6,300	600	500
	2004	6,100	900	500
	2003	6,000	900	700
Craig M. Johnson	2005	6,300	600	500
	2004	6,100	900	500
	2003	6,000	900	700

Option Grants In Last Fiscal Year
      The following table sets forth information about options to purchase our Class A common stock that were granted to our named executive officers during fiscal 2005:

	Individual Grants

		Percent of			Potential Realizable Value at
	Number of	Total			Assumed Annual Rates of Stock
	Securities	Options	Exercise		Price Appreciation for
	Underlying	Granted to	or Base		Option Term
	Options	Employees in	Price	Expiration
Name	Granted(#)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Stuart A. Miller	198,182	12.5%	55.00	12/16/2009	3,011,472	6,654,565
Stuart A. Miller	1,818	0.1%	60.50	12/16/2009	17,626	51,046
Robert J. Strudler	—	—	—	—	—	—
Jonathan M. Jaffe	100,000	6.3%	55.00	12/16/2009	1,519,549	3,357,805
Bruce E. Gross	50,000	3.2%	55.00	12/16/2009	759,774	1,678,903
Craig M. Johnson	10,000	0.6%	55.00	12/16/2009	151,955	335,781
The options reflected in the table above were granted under our 2003 Stock Option and Restricted Stock Plan. These options vest over four years and expire five years from the date of grant.
Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values
      The following table sets forth information about option exercises during fiscal 2005 and options held as of the end of that year by our named executive officers:

			Number of Securities
			Underlying Unexercised	Value of Unexercised In-the-
			Options at	Money Options at
			Fiscal Year-End(#)	Fiscal Year-End($)(2)
	Shares
	Acquired on	Value	Exercisable(E)/	Exercisable(E)/
Name	Exercise(#)	Realized($)(1)	Unexercisable(U)	Unexercisable(U)

Stuart A. Miller
Class A Common Stock	—	—	353,290(E)/846,000(U)	12,318,237(E)/13,891,094(U)
Class B Common Stock	—	—	31,329(E)/28,600(U)	1,678,921(E)/1,532,674(U)
Robert J. Strudler
Class A Common Stock	82,000	1,980,793	12,000(E)/246,000(U)	424,320(E)/4,005,060(U)
Class B Common Stock	6,200	310,248	1,200(E)/6,600(U)	64,308(E)/353,694(U)
Jonathan M. Jaffe
Class A Common Stock	80,002	3,891,100	123,798(E)/376,200(U)	4,511,589(E)/7,571,432(U)
Class B Common Stock	7,999	418,789	10,879(E)/14,120(U)	582,995(E)/756,691(U)
Bruce E. Gross
Class A Common Stock	112,850	4,974,786	43,498(E)/226,000(U)	1,427,481(E)/4,097,660(U)
Class B Common Stock	11,284	621,818	3,350(E)/8,599(U)	179,516(E)/460,820(U)
Craig M. Johnson
Class A Common Stock	53,942	1,595,235	600(E)/70,000(U)	22,147(E)/1,491,700(U)
Class B Common Stock	5,194	264,175	60(E)/4,200(U)	3,215(E)/225,078(U)

(1)	Based upon the difference between the exercise price of the option and the market prices of our Class A common stock or Class B common stock on the dates on which the stock options were exercised.
(2)	Based upon the difference between the exercise price of the option and the last reported sale prices of our Class A common stock or Class B common stock on November 30, 2005.

Compensatory Plans and Arrangements
           Equity Plans
      The Lennar Corporation 2003 Stock Option and Restricted Stock Plan provides for the granting of up to ten million shares of Class A or Class B common stock that may be issuable upon the exercise of stock options or stock appreciation rights, or that may be awarded as shares of restricted common stock, to key officers, employees and Directors. The exercise prices of stock options and stock appreciation rights may not be less than the market value of the common stock on the date of the grant. No options granted under the 2003 Plan may be exercised until at least six months after the date of the grant. Thereafter, options become exercisable in installments determined when options are granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant. Restricted stock grants vest over four years from the date of issuance.
      After we adopted the 2003 Stock Option and Restricted Stock Plan, we made all equity-based awards to key officers, employees and Directors under the 2003 Plan and ceased making grants under prior plans. However, we provide the following information regarding our prior plans because some awards issued under those plans remain outstanding.
      The Lennar Corporation 2000 Stock Option and Restricted Stock Plan provided for the granting of Class A stock options and stock appreciation rights and awards of restricted common stock to key officers, employees and Directors. No options granted under the 2000 Plan may be exercised until at least six months after the date of the grant. Thereafter, options become exercisable in installments determined when options are granted. Each stock option and stock appreciation right expires on a date determined at the time of the grant, but not more than ten years after the date of the grant. Restricted stock grants vest over five years from the date of issuance.
      The Lennar Corporation 1997 Stock Option Plan provided for the granting of Class A stock options and stock appreciation rights to key employees of the company to purchase shares at prices not less than the market value of the common stock on the date of the grant. No options granted under the 1997 Plan may be exercised until at least six months after the date of the grant. Thereafter, exercises are permitted in installments determined when options are granted. Each stock option and stock appreciation right granted will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant.
      The Lennar Corporation 1991 Stock Option Plan provided for the granting of Class A stock options to key employees of the company to purchase shares at prices not less than the market value of the common stock on the date of the grant. No options granted under the 1991 Plan may be exercised until at least six months after the date of the grant. Thereafter, exercises are permitted in installments determined when options are granted. Each stock option granted will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant.
           Deferred Compensation Plan
      Under our Deferred Compensation Plan, a member of senior management can elect to defer cash compensation or return to us restricted shares before they vest and receive in exchange our agreement to (1) pay at a later date the amount of cash compensation deferred, plus a return on the cash compensation based on hypothetical investments selected by the person or (2) issue shares of Class A or Class B common stock equal to the number of shares of restricted stock that are returned.
Compensation Committee Interlocks And Insider Participation
      During fiscal 2005, Messrs. Bolotin, Gerard and Landon served on our Compensation Committee. Mr. Bolotin, who was elected to the Compensation Committee in January 2002, was our Senior Vice President

from 1972 until his retirement in December 1998. During fiscal 2005, none of our executive officers served on the compensation committee of any other entity, any of whose directors or executive officers served either on our Board of Directors or on our Compensation Committee.
Performance Graph
      The following graph compares the five-year cumulative total return of our Class A common stock with the Dow Jones U.S. Total Market Index and the Dow Jones U.S. Home Construction Index. The graph assumes $100 invested on November 30, 2000 in our Class A common stock, the Dow Jones U.S. Total Market Index and the Dow Jones U.S. Home Construction Index, and the reinvestment of all dividends. Because of our dividend of Class B common stock in April 2003, our returns for the fiscal years ended November 30, 2005, 2004 and 2003 are based on the sale price of one share of our Class A common stock and one-tenth of the sale price of one share of our Class B common stock.
Comparison of Five Year Cumulative Total Return
Fiscal Year Ended November 30
(2000=$100)
Compliance with Section 16(a) of the Exchange Act
      Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. They are required to furnish us with copies of the reports they file pursuant to Section 16(a). Based on our review of the copies of reports we have received, we believe that our Directors, officers and greater than 10% beneficial owners made all required filings on a timely basis.

Related Party Transactions
           Transactions with LNR Property Corporation
      In 1997, we transferred our commercial real estate investment and management business to LNR Property Corporation, and spun-off LNR to our stockholders. As a result, LNR became a publicly-traded company, and the family of Stuart A. Miller, our President, Chief Executive Officer and a Director, which had voting control of us, became the controlling shareholder of LNR.
      At the time of the spin-off, we entered into an agreement which, among other things, prevented us, in some circumstances, from engaging through December 2002 in any of the businesses in which LNR was engaged, or anticipated becoming engaged, at the time of the spin-off, and prohibited LNR from engaging, at least through December 2002, in any of the businesses in which we were engaged, or anticipated becoming engaged, at the time of the spin-off (except in limited instances in which our then activities or anticipated activities overlapped with LNR). This agreement was extended through November 30, 2005 and expired on that date.
      Since the spin-off, we have entered into a number of joint ventures and other transactions with LNR. Many of the joint ventures were formed to acquire and develop land, part of which was subsequently sold to us or other homebuilders for residential building and part of which was subsequently sold to LNR for commercial development. Because LNR was controlled by Mr. Miller and his family, all significant transactions we or our subsidiaries engaged in with LNR or entities in which it had an interest were reviewed and approved by the Independent Directors Committee of our Board of Directors.
      In January 2004, a company of which we and LNR each own 50% acquired The Newhall Land and Farming Company for approximately $1 billion. In connection with the acquisition, we agreed to purchase 687 homesites, and received options to purchase an additional 623 homesites, from Newhall. On November 30, 2004, we and LNR each transferred our interests in most of our joint ventures to the jointly-owned company that had acquired Newhall, and that company was renamed LandSource Communities Development LLC.
      In February 2005, LNR was acquired by a privately-owned entity. Although Mr. Miller’s family acquired a 20.4% interest in that privately-owned entity, neither Mr. Miller nor anybody else in his family is an officer or director, or otherwise is involved in the management, of LNR or its parent. Nonetheless, because the Miller family has a 20.4% interest in LNR’s parent, significant transactions with LNR or entities in which it has an interest are still reviewed and approved by the Independent Directors Committee of our Board of Directors.
      During our fiscal year ended November 30, 2005, we paid $66.6 million to purchase properties from entities we owned jointly with LNR, and we were paid management fees and general contractor fees totaling $8.9 million by entities we owned jointly with LNR.
           Aircraft Time-Sharing Agreement
      In August 2005, Mr. Miller entered into a Time-Sharing Agreement with U.S. Home Corporation, a wholly-owned subsidiary of our Company, relating to the use by Mr. Miller of a private aircraft, which is leased by U.S. Home. The agreement provides that U.S. Home may sub-lease the aircraft and its flight crew to Mr. Miller for non-business purposes. Under the agreement, Mr. Miller will pay to U.S. Home, out of a $100,000 prepayment fund established in connection with this agreement, the aggregate incremental cost of each flight based on a list of expenses authorized by federal regulations. U.S. Home retains sole discretion to determine what flights may be scheduled by Mr. Miller, and the Company’s prior planned use of the aircraft will take precedence over Mr. Miller’s non-business use.

Independent Registered Public Accounting Firm
      Deloitte & Touche LLP audited our financial statements for our fiscal year ended November 30, 2005. Deloitte & Touche has been our independent registered public accounting firm since fiscal 1994. Our Audit Committee is in the process of selecting our independent registered public accounting firm for fiscal 2006. We expect representatives of Deloitte & Touche to be present at our 2006 Annual Meeting of Stockholders. These representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
      The fees billed by Deloitte & Touche for various types of professional services and related expenses during the years ended November 30, 2005 and 2004 were as follows:

	Fees during the year ended	Fees during the year ended
Type of Services	November 30, 2005	November 30, 2004

Audit Fees	$2,387,000	$2,275,000
Audit-related Fees	$119,000	$184,000
Tax Fees	$702,000	$3,229,000
All Other Fees	—	—

Total	$3,208,000	$5,688,000

      Audit services include the audit of our annual financial statements, reviews of our quarterly financial information and consents and comfort letters related to our issuances of debt securities. Audit-related services include the audits of our employee benefit plans, assistance in understanding and applying financial accounting and reporting standards, accounting assistance with proposed transactions and other services related to compliance with Section 404 of the Sarbanes-Oxley Act. Tax services are tax planning, tax compliance services and tax return preparation.
Audit Committee Pre-Approval Policy
      The Audit Committee Charter requires that the Audit Committee pre-approve all auditing services (including providing comfort letters in connection with securities offerings) and non-audit services (including tax services) provided to us or our subsidiaries by our independent registered public accounting firm, except for non-audit services covered by the de minimus exception in Section 10A of the Securities Exchange Act of 1934. During fiscal 2005, the Audit Committee pre-approved all services provided by Deloitte & Touche.
Auditor Independence
      Our Audit Committee has been informed of the types of services that Deloitte & Touche has provided to us and has determined that Deloitte & Touche providing those services to us is compatible with Deloitte & Touche maintaining its independence from us.

Report of the Audit Committee
      The following statement is furnished by the Audit Committee of Lennar Corporation and is not incorporated by reference into any document that we file with the Securities and Exchange Commission.
      Management has the primary responsibility for producing the Company’s financial statements and for implementing the Company’s financial reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board of Directors in its oversight of the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended November 30, 2005 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
      During the course of fiscal 2005, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, the Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2005, filed with the Securities and Exchange Commission, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of: (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2006.
      The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee has also considered whether the providing of audit-related and other non-audit services by Deloitte & Touche LLP to the Company is compatible with maintaining the firm’s independence.
      The Audit Committee has evaluated the independent registered public accounting firm’s role in performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent registered public accounting firm that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent registered public accounting firm has further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.
      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Company’s management that the audited financial statements be included in the Annual Report on Form 10-K for the Company’s fiscal year ended November 30, 2005 that was filed with the Securities and Exchange Commission. By recommending to the Board of Directors and the Company’s management that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee:
R. Kirk Landon, Chairperson;
Irving Bolotin;
Steven L. Gerard

Proposal 1: Election of Directors
      Our Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, has designated the persons named below as nominees for election as Directors, for a term of three years expiring at our 2009 Annual Meeting of Stockholders. Both nominees are currently serving as Directors of our company. Each Director is elected by a plurality of the votes cast with regard to the election of Directors. The persons named in the enclosed proxy will vote the proxies they receive for the election of the nominees named below, unless a particular proxy card withholds authorization to do so or provides contrary instructions. Each of the nominees has indicated that he is willing and able to serve as a Director. If, before the Annual Meeting, either nominee becomes unable to serve, an event that is not anticipated by the Board of Directors, the proxies will be voted for the election of such nominees as the Board of Directors may designate. Beginning on page 6 of this document, we provide biographical information about each nominee for Director under the heading “Biographical Information about Our Director Nominees and Other Current Directors.”
Nominees For Director:
Steven L. Gerard
Sidney Lapidus
* * * *
      Our Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named above. Proxies executed and returned will be so voted unless contrary instructions are indicated on the proxy.
Proposal 2: Stockholder Proposal Regarding Declassifying the Board of Directors
      This stockholder proposal is sponsored by the Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund. Its address and the number of voting securities held will be provided to any stockholder upon oral or written request made to the General Counsel of Lennar Corporation. Lennar Corporation is not responsible for the content of this stockholder proposal or the statement in support of the proposal.
The Proposal
      Resolved, that the stockholders of Lennar Corporation (the “Company”) urge that the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of establishing annual elections for directors. The Board of Directors declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.
      Supporting Statement: In our opinion, the election of corporate directors is a primary avenue for stockholders to influence corporate affairs and ensure management is accountable to the Company’s stockholders. However, under the classified voting system at the Company, individual directors face election only once every three years, and stockholders only vote on roughly one-third of the Board of Directors each year. In our opinion, such a system serves to insulate the Board of Directors and management from stockholder input and the consequences of poor financial performance.
      By eliminating the classified Board of Directors, we believe stockholders can register their views annually on the performance of the Board of Directors and each individual director. We feel this will promote a culture of responsiveness and dynamism at the Company, qualities necessary to meet the challenge of increasing stockholder value.

      We submit that by introducing annual elections and eliminating the classified Board of Directors at the Company, management and the Board of Directors will be more accountable to stockholders. We believe that by aligning the interest of the Board of Directors and management with the interests of stockholders, our Company will be better equipped to enhance stockholder value. For the above reasons, we urge a vote FOR the resolution.
Board Recommendation
      The Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal for the following reasons:
      The Company’s Articles of Incorporation and By-laws provide for a Board of Directors that is divided into three classes, with directors elected to staggered three-year terms. Staggered elections are designed to prevent a sudden change in the entire composition of the Board in any one year and thus, the Board believes, ensures continuity and stability in the management of the business and affairs of the Company, since a majority of the directors will have prior experience as directors and in-depth knowledge of the Company and its business and strategies. Further, the Board believes that continuity on the Board is integral to developing, refining and executing a long-term strategic plan.
      The Board also believes continuity provides directors with a historical perspective of the Company that enhances their ability to make fundamental decisions that are best for the Company and its stockholders. Staggered terms give new directors an opportunity to gain knowledge about the Company’s business from continuing directors. If all directors were elected annually, all of the directors could be replaced each year, which could result in directors who are unfamiliar with the Company and its business strategies. This could jeopardize the Company’s long-term strategies and growth plans. Maintaining three-year terms for directors also assists the Company in attracting director candidates who are interested in long-term involvement with the Company.
      The Board does not believe that the benefits of a classified board structure come at the cost of directors’ accountability to stockholders. All directors are required to uphold their fiduciary duties to the Company and its stockholders, regardless of the length of their term of office.
      The Board of Directors is committed to good governance practices and has implemented a variety of measures, including those described in our Corporate Governance Guidelines, which are available on the Company’s website, to ensure a strong governance structure. The Board and its Nominating and Corporate Governance Committee evaluate the Company’s corporate governance practices to ensure that such practices remain in the best interests of the Company and its stockholders. Accordingly, the Board of Directors unanimously recommends that you vote against this stockholder proposal.
* * * *
      Our Board of Directors unanimously recommends a vote AGAINST the stockholder proposal regarding declassifying the Board of Directors. Proxies executed and returned will be so voted unless contrary instructions are indicated on the proxy.
Proposal 3: Stockholder Proposal Regarding Indexed Options
      This proposal is sponsored by the Massachusetts Laborers’ Pension Fund. Its address and the number of voting securities held will be provided to any stockholder upon oral or written request made to the General Counsel of Lennar Corporation. Lennar Corporation is not responsible for the content of this stockholder proposal or the statement in support of the proposal.

The Proposal
      Resolved, that the stockholders of Lennar Corporation (the “Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.
      Statement of Support: As long-term stockholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.
      Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare five year stock price performance.
      Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better then that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.
      At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and stockholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of stockholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.
Board Recommendation
      The Board of Directors of Lennar Corporation unanimously recommends a vote “AGAINST” this stockholder proposal for the following reasons:
      The Board believes that its present approach to executive compensation, of which stock options is one important component, is performance-based. The Compensation Committee of the Board of Directors, which consists of three independent, non-management directors, reviews and approves the compensation of the Company’s senior executive officers. This includes review and approval of management’s recommendations as to salary, bonus and long-term, equity-based compensation, including stock options, for each fiscal year. Notably, as described in the Compensation Committee Report included in this Proxy Statement, in granting long-term, equity-based compensation, the Compensation Committee attempts to align executive performance with the Company’s long-term performance for its stockholders. Thus, the Board believes that its stock options are inherently performance-based.

      The Compensation Committee regularly examines the compensation practices of similar companies as well as companies in different industry groups to assure the appropriateness, from a competitive standpoint, of executive compensation, including stock options. Indeed, twice, in the last five years the Compensation Committee has engaged an outside independent consulting firm to study the Company’s program for compensating its senior executive officers, including its Chief Executive Officer. The Company believes that it must offer a competitive compensation program to attract and retain the most qualified executives to manage its business. Most of the companies with which the Company competes offer compensation in the form of stock options. If the Company implemented an indexed stock option plan, as called for in the stockholder proposal, the Company believes its stock option program would compare less favorably to the programs of other comparable companies, and that the Company would be disadvantaged in the competition to attract and retain qualified senior executives.
      Finally, the proposal fails to state that, if adopted, its implementation could have serious and adverse accounting implications for the Company. Under the proposal, the exercise price of the indexed options would not be known on the date of grant. As a result, the Company would be required to periodically remeasure the compensation expense of such options and report the revised expense in its quarterly earnings until the exercise price of the options is known. Consequently, the use of indexed options could have a material impact on the Company’s calculation of compensation expense related to the grant of stock options, which in turn, could affect the Company’s net earnings and earnings per share. In years when the Company’s stock performed well compared with its peers, its earnings could be hurt. In years when the Company’s stock performed poorly compared to its peers, its earnings could be helped. The Board does not believe that this inverse result is appropriate.
      The Board believes that the Company’s existing executive compensation program, including its methods of granting and pricing stock options, is in the best interest of the Company. The Board believes that the proposal would undermine stockholder interests both by adversely affecting the Company’s ability to attract and retain qualified executives and by resulting in an accounting change that could lead to irrational fluctuations in the Company’s net earnings and earnings per share. Accordingly, the Board of Directors unanimously recommends that you vote against this stockholder proposal.
* * * *
      Our Board of Directors unanimously recommends a vote AGAINST the stockholder proposal regarding indexed options. Proxies executed and returned will be so voted unless contrary instructions are indicated on the proxy.
Other Matters
      Our management does not know of any matters other than those described in this proxy statement that will be presented to the stockholders for a vote at the annual meeting. If any other matters properly come before the annual meeting, or any adjournments of the annual meeting, the persons voting the management proxies will vote them in accordance with their best judgment.
      Our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for our fiscal year ended November 30, 2005, is being mailed to our stockholders with this proxy statement. A copy of our Annual Report on Form 10-K may be obtained, without charge, by writing to us at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, or by visiting our website at www.lennar.com.
Stockholder Proposals and Nominations for Director
      Any stockholder who wishes to present a proposal for action at our next annual meeting of stockholders or wishes to nominate a director candidate for our Board of Directors, must submit such proposal or nomination in writing to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue,

Miami, Florida 33172. Stockholder nominations for Director should comply with the information requirements as set forth in our Corporate Governance Guidelines. Stockholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2007 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our 2007 Annual Meeting Proxy Statement, stockholder proposals must be received by our Office of the General Counsel at the above address no later than October 27, 2006.
      In addition, we must receive notice of any stockholder proposal to be submitted at the 2007 Annual Meeting of Stockholders (but not required to be included in our Proxy Statement for the 2007 Annual Meeting of Stockholders) by January 10, 2007, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.
Stockholder Communication with the Board of Directors
      Any stockholder who wishes to communicate with the Board of Directors, a committee of the Board, the independent Directors as a group or any member of the Board, may send correspondence to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. The General Counsel will compile and submit on a periodic basis all stockholder correspondence to the entire Board of Directors, or, if and as designated in the communication, to a committee of the Board, the independent Directors as a group or an individual Director, as applicable.
      As set forth in our Code of Business Conduct and Ethics, we require our employees to maintain the highest level of integrity in their dealings on behalf of our company and its subsidiaries. We are dedicated to the utmost ethical standards and through our corporate charters and guidelines, we remain committed and accountable to our stockholders, employees, customers and the communities in which we operate. Concerns or complaints regarding financial, accounting, auditing, code of conduct and related matters can be submitted confidentially and anonymously to the Audit Committee of our Board of Directors in the following manner:

Email:	lennar@tnwinc.com

Phone:	1-800-503-1531

Address:	The Network Attention: Lennar Corporation 333 Research Court Norcross, GA 30092
      Also, concerns about our operations, our financial reporting, our business integrity, or any other matter related to our Company, can be submitted confidentially and anonymously to the non-management directors of our Board of Directors in the following manner:

Email:	feedback@lennar.com

Phone:	1-800-503-1534

Appendix A
LENNAR CORPORATION
AUDIT COMMITTEE CHARTER
Purpose
      The Audit Committee (“Committee”) is appointed by the Board of Directors (“Board”) of Lennar Corporation (the “Company”). Its primary functions are to:

•	Assist Board oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, (iv) the performance of the people responsible for the Company’s internal audit function and (v) the performance of the Company’s independent auditors;

•	Prepare the report that Securities and Exchange Commission (“SEC”) rules require be included in the Company’s annual proxy statement; and

•	Provide an open avenue of communication among the Company’s independent auditors, its internal auditors, its management and its Board of Directors.
Organization

•	The Committee will be composed of at least three directors, each of whom is financially literate (i.e., able to read and understand financial statements and aware of the functions of auditors for a company) or, in the judgment of the Board, able to become financially literate within a reasonable period of time after his or her appointment to the Committee.

•	Beginning not later than August 1, 2003, at least one member of the Committee will be a person who meets the “financial expert” criteria as provided under Item 401 of Regulation S-K.

•	Committee Members shall be appointed and removed by the Board. All members of the Committee must be “independent,” as such term is defined under the Corporate Governance Standards of the New York Stock Exchange, as such standards may be amended from time to time.

•	The Board will designate a member of the Committee to be the chairman of the Committee.

•	The Committee will follow the rules of procedure of the Board, as such rules are set forth in the Company’s By-laws, including rules regarding notice of meetings, quorum and voting.

•	The Committee may create subcommittees to perform particular functions, either generally or in specific instances.
Powers
      The Committee will have the authority to engage independent counsel, accounting and other advisors, as it determines necessary to carry out its duties. The Company will provide appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of compensation (a) to the public accounting firm employed by the Company to audit its financial statements and (b) to any advisors employed by the Committee.
      The Committee may require any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may also meet with the Company’s investment bankers or with financial analysts who follow the Company.
Responsibilities
      The Committee will from time to time adopt any policies or procedures it deems necessary to ensure that the accounting and reporting practices of the Company are of the highest quality.
      While the Committee has the responsibilities and powers set forth in this Charter, it is not the Committee’s responsibility to certify the Company’s financial statements or to guarantee the auditors’ report.
      To fulfill its responsibilities, the Committee will:
           Independent Auditors

1.	Pre-approve all auditing services (including providing comfort letters in connection with securities offerings) and non-audit services (including tax services) provided to the Company or its subsidiaries by the Company’s independent auditors, except for non-audit services covered by the De Minimus Exception in Section 10A of the Securities Exchange Act of 1934. The Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals.

2.	Be directly responsible for the appointment, termination, compensation, and oversight of the work, of any public accounting firm employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. Each such public accounting firm will report directly to the Committee.

3.	Have the sole authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements of the Company’s independent auditors.

4.	In order to evaluate the independent auditors’ qualifications, performance and independence, at least annually obtain and review a report by the independent auditors describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by government or professional authorities within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditors and the Company. This evaluation should include review of the partner in the independent auditing firm who has principal responsibility for its audits of the Company’s financial statements and should take into account the opinions of management and the Company’s internal auditors.

5.	Present to the Board its conclusions regarding the independent auditors’ qualifications, performance and independence as a result of the evaluation described in the preceding paragraph.

6.	Meet regularly with the Company’s independent auditors so that they can report on (a) all critical accounting policies and practices the Company uses or expects to use; and (b) all alternative treatments of material financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

7.	Review with the Company’s independent auditors any audit problems or difficulties and management’s response, including any restrictions on the scope of the independent auditors’ activities and any disagreements with management, and, if applicable, also including any accounting adjustments that were noted or proposed by the auditors but were “passed” (including similar adjustments that were passed because individually they were not material); any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement; any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company; and all other material written communications between the independent auditors and the management of the Company.

8.	Instruct the independent auditors that the Board and the Committee are the auditors’ client.

9.	Ensure that the lead audit partner does not serve in that capacity for more than five years. Consider whether the audit firm itself should be changed periodically.

10.	Meet separately, periodically, with management, with the internal auditors and with the independent auditors.

11.	Report regularly to the Board.

12.	Set clear hiring policies for employees or former employees of the independent auditors.
           Internal Audit

1.	Review the appointment and replacement of the senior internal auditing executive.

2.	Review the organization, plan and results of the activities of the Internal Audit department.

3.	Review any significant changes in the planned scope of the internal audit function.
           Accounting and Reporting Process

1.	Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles.

2.	Review major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

3.	Review analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements and the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company.

4.	Review the audited financial statements and discuss them with management and the independent accountants. Based on that review, and the reviews performed by the Committee as described in paragraphs 1 through 3, make a recommendation to the Board relative to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

5.	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditors, as necessary, that the Company’s subsidiaries are conforming to applicable legal requirements and the Company’s Code of Business Conduct and Ethics, including disclosures of insider and affiliated party transactions.

6.	Review with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

           Other

1.	Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2.	Meet with the CEO and CFO, prior to their certification of each annual or quarterly report filed by the Company with the SEC, and receive those officers’ disclosures of (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and identify any material weakness in internal controls, and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

3.	Review generally earnings press releases issued by the Company (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

4.	Discuss and review policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which risk assessment and risk management is undertaken.

5.	Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

6.	Conduct an annual evaluation of its own performance.

7.	Conduct an annual review of this Charter and recommend to the Board any changes the Committee deems appropriate.

LNA-PS-06

DETACH HERE	ZLNA72
700 Northwest 107th Avenue
Miami, Florida 33172
Proxy for the 2006 Annual Meeting of Stockholders
This Proxy is Solicited on Behalf of the Board of Directors of Lennar Corporation
     By signing this proxy, the undersigned stockholder of Lennar Corporation appoints Stuart A. Miller, Bruce E. Gross and Mark Sustana, or any one or more of them present, with full power of substitution, as attorneys and proxies of the undersigned stockholder, to appear at the 2006 Annual Meeting of Stockholders of Lennar Corporation, to be held at 700 Northwest 107th Avenue, Second Floor, Miami, Florida at 11:00 a.m. Eastern Time on Thursday, March 30, 2006, and at any and all adjournments of that meeting, and to act on behalf of the stockholder and vote all shares of Class A common stock (LEN) and Class B common stock (LEN.B) of Lennar Corporation standing in the name of the stockholder, with all the powers the stockholder would possess if personally present at the meeting, as indicated on the reverse side of this proxy.
     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of both nominees for Director and AGAINST Proposals #2 and #3, each as set forth on the other side of this proxy, and in the best judgment of the proxies named herein as to any other matter that properly comes to a vote at the annual meeting.
     The undersigned hereby acknowledges receipt of the Notice of the 2006 Annual Meeting of Stockholders, the Proxy Statement and the Lennar Corporation 2005 Annual Report.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

LENNAR CORPORATION
C/O COMPUTERSHARE
P.O. BOX 8694
EDISON, NJ 08818-8694
CONSIDER RECEIVING FUTURE LENNAR CORPORATION PROXY MATERIALS VIA THE INTERNET!
Consider receiving future Lennar Corporation Annual Report and Proxy Materials in electronic form rather than in printed form. While we have not fully implemented electronic distribution of stockholder communications, your advance consent will assist us in preparing materials for electronic distribution in the future. While voting via the Internet, just click the box to give your consent. Accessing Lennar Corporation Annual Report and Proxy Materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies.

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/lennar

OR

Vote-by-Telephone

Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your proxy card.

DETACH HERE	ZLNA71

☒	Please mark votes as in this example.	#LNA

1.	Election of Directors: Our Board of Directors unanimously recommends a vote FOR the election of both of the nominees for Director named below. Proxies executed and returned will be so voted unless contrary instructions are indicated on this proxy.

Nominees: (01) Steven L. Gerard (02) Sidney Lapidus

	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

For all nominees except as noted above

2.	Stockholder Proposal Regarding Declassifying the Board of Directors: Our Board of Directors unanimously recommends a vote AGAINST the stockholder proposal regarding declassifying the Board of Directors. Proxies executed and returned will be so voted unless contrary instructions are indicated on this proxy.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Stockholder Proposal Regarding Indexed Options: Our Board of Directors unanimously recommends a vote AGAINST the stockholder proposal regarding indexed options. Proxies executed and returned will be so voted unless contrary instructions are indicated on this proxy.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	The proxies named herein are authorized to vote in their best judgment with regard to any other matter that properly comes to a vote at the annual meeting.

	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

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